SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

             Filed by the Registrant ☒
             Filed by a party other than the Registrant ☐

             Check the appropriate box:
             ☐         Preliminary Proxy Statement
             ☐         Confidential, For Use Of The Commission Only (as permitted by Rule 14a-6(e)(2))
             ☒         Definitive Proxy Statement
             ☐         Definitive Additional Materials
             ☐         Soliciting Material Pursuant to Section 240.14a-12

Paper Warehouse Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PAPER WAREHOUSE, INC.
7630 Excelsior Boulevard
Minneapolis, Minnesota   55426

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 12, 2001

TO THE SHAREHOLDERS OF PAPER WAREHOUSE, INC.:

             The 2001 Annual Meeting of Shareholders of Paper Warehouse, Inc., a Minnesota corporation (the “Company”) will be held on Tuesday, June 12, 2001, at 10:00 a.m., local time, at the Company’s corporate headquarters at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, for the following purposes:

1.          To elect seven (7) persons to serve as directors until the next annual meeting of shareholders or until their respective successors shall be elected and qualified.

2.          To approve two (2) amendments to the Paper Warehouse, Inc. 1997 Stock Option and Compensation Plan.

3.          To transact such other business as may properly come before the meeting or any adjournment thereof.

             Only shareholders of record at the close of business on April 25, 2001 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.  The Proxy Statement and Proxy Card will first be mailed to shareholders on or about May 10, 2001.

By Order of the Board of Directors,
/s/ Diane C. Dolginow
Diane C. Dolginow
Secretary

May 10, 2001
Minneapolis, Minnesota

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY.  IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PAPER WAREHOUSE, INC.
7630 Excelsior Boulevard
Minneapolis, Minnesota   55426
(952) 936-1000

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 12, 2001

             The Annual Meeting of Shareholders (the “Annual Meeting”) of Paper Warehouse, Inc. (the “Company”) will be held on Tuesday, June 12, 2001, at 10:00 a.m., local time, at the Company’s corporate headquarters at 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426, or at any adjournment or adjournments thereof, for the purposes set forth in the attached Notice of Meeting.  Please note that all references to Common Shares, stock options and stock prices in this document reflect the retroactive application of the Company’s one-for-three reverse stock split, as approved by its Board of Directors on April 4, 2001.

             A proxy card is enclosed for your use.  YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.  No postage is required if mailed within the United States.  The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company’s Common Stock, $.03 par value (the “Common Stock”), will be borne by the Company.  Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation.  The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Common Stock.

             Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy.  Proxies will be voted as specified by shareholders.  Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election of the nominees for directors as listed in this Proxy Statement.  Abstentions from such proposals are treated as votes against such proposals.  Broker non-votes on such proposals (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposals.

             THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT AND THE AMENDMENTS TO THE COMPANY’S STOCK OPTION PLAN.

             The Company expects that the Proxy Statement and Proxy Card will first be mailed to shareholders on or about May 10, 2001.

VOTING OF SHARES

             Only holders of the Common Stock of record at the close of business on April 25, 2001 will be entitled to vote at the Annual Meeting.  On April 25, 2001, the Company had 1,882,593 outstanding shares of Common Stock.  Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting.  Holders of shares of Common Stock are not entitled to cumulative voting rights.

             The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (941,297 shares) will constitute a quorum for the transaction of business at the Annual Meeting.  Shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a broker non-vote on a matter.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nomination

             The Board has nominated the seven individuals named below to stand for election at the Annual Meeting.  Directors elected at the Annual Meeting will hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.  All of the nominees are current members of the Board and have consented to serve as a director, if elected.

Board of Directors Recommendation

             The Board of Directors recommends that the shareholders vote FOR each of the nominees for director listed in this Proxy Statement.  The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval of each director.  Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR approval of each of the nominees for director.

             If prior to the Annual Meeting the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy.  Alternatively, the proxies may, at the Board’s discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence.  The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

             The following table sets forth certain information as of March 1, 2001, which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors for the ensuing year.

Information About Nominees for Election
Name of Nomineesfor Election	Age	PrincipalOccupation	DirectorSince

Yale T. Dolginow (1)	58	Chairman of the Board, President and Chief Executive Officer of the Company	1986

Arthur H. Cobb (2)	50	President of Cobb & Associates, Ltd.	1992

Diane C. Dolginow	57	Secretary of the Company	1986

Marvin W. Goldstein (1)(2)	57	Private Investor	1996

Jeffrey S. Halpern (1)	58	Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp.	1997

Martin A. Mayer (1)(2)	58	President of SCS Management, Inc.	1992

Richard W. Perkins (1)	70	President of Perkins Capital Management, Inc.	2000

__________________________________
(1)         Member of the Compensation Committee
(2)         Member of the Audit Committee

Other Information About Nominees

             Yale T. Dolginow has been President, Chief Executive Officer and a director of the Company since 1986.  From 1982 to 1986, Mr. Dolginow served as President and Chief Executive Officer of Carlson Catalog Showrooms, Inc., which was a chain of 59 catalog showrooms located throughout the Midwest.  From 1981 to 1982, Mr. Dolginow served as Assistant to the President of Dayton Hudson Corporation, k/n/a Target Corporation.  From 1978 to 1980, Mr. Dolginow served as President of Modern Merchandising, Inc., a 70-store retail chain operating in several markets, and as Executive Vice President from 1977 to 1978.  From 1968 until 1976, Mr. Dolginow was the Chief Executive Officer and President of Dolgin’s, Inc., a chain of catalog showroom stores that operated in the Kansas City and St. Louis metropolitan markets.  Mr. Dolginow is a director of Richfield Bank & Trust Co., a privately-held company, a member of the advisory board of University of Kansas School of Business and a director of Bet Shalom Congregation, both not-for-profit organizations.  Mr. Dolginow and Diane C. Dolginow are husband and wife.

             Arthur H. Cobb has been a director of the Company since 1992. He is a consultant and certified public accountant.  Since 1975, he has been engaged in providing financial consulting services and is President of Cobb & Associates, Ltd.  Mr. Cobb was a partner with Peat Marwick Mitchell & Co., k/n/a KPMG LLP, an international firm of certified public accountants.

             Diane C. Dolginow has been a director of the Company since 1986 and Secretary since August 1997.  Ms. Dolginow was a director of Dolgin’s Inc. from 1968 to 1976, and since 1994 has been a director on the National Advisory Board of School of Education at the University of Kansas, a not-for-profit organization.  Ms. Dolginow and Mr. Dolginow are husband and wife.

             Marvin W. Goldstein has been a director of the Company since December 1996.  Mr. Goldstein is currently a private investor.  From April 1997 through August 1997, Mr. Goldstein was Executive Vice President and Chief Operating Officer of Regis Corp., a national chain of hair salons.  From August 1995 through April 1997, Mr. Goldstein was Chairman of the Board, Chief Executive Officer and President of Pet Food Warehouse, Inc., a specialty retailer.  From February 1988 to September 1994, Mr. Goldstein served in various positions at the Department Store Division of Dayton Hudson Corporation, k/n/a/ Target Corporation, including President and Chief  Operating Officer, and Chairman and Chief Executive Officer.  Mr. Goldstein is a director, and serves on the compensation committee, of each of the following companies: Ali-Mac, A.R.C.A., Inc., Greenspring Company, KBGear, Kidboard, Inc., Red Tag.com, and Wilson’s The Leather Experts.  With the exception of A.R.C.A., Inc. and Wilson’s The Leather Experts, all of the foregoing companies are privately held companies.

             Jeffrey S. Halpern has been a director of the Company since 1997.  He has been Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. since 1993.  Mr. Halpern was a partner in the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. from 1989 until 1993, and a founding partner of Halpern & Druck from 1980 to 1989.

             Martin A. Mayer has been a director of the Company since 1992.  He has been President of SCS Management, Inc. since 2000.  From 1992 to 2000, Mr. Mayer was an independent financial consultant.  Mr. Mayer was a partner with Peat Marwick Mitchell & Co., k/n/a KPMG LLP, an international firm of certified public accountants, from 1973 until 1992.  Mr. Mayer is a certified public accountant.  Mr. Mayer is a director of Direct III Marketing and American Select, privately-held companies.

             Richard W. Perkins has been a director of the Company since 2000.  Mr. Perkins is President of Perkins Capital Management, Inc., an investment management company that he founded in 1984.  From 1966 to 1984 he served as a vice president of Piper Jaffray, k/n/a/ US Bancorp Piper Jaffrey.  Mr. Perkins is a Chartered Financial Analyst and a fellow of the Financial Analysts Federation.  Mr. Perkins is a director and on the compensation committee of Bio-Vascular, Inc., CNS, Inc., iNTELFILM Corporation, Lifecore Biomedical, Inc., Nortech Systems, Inc., PW Eagle, Inc., and Quantech, Ltd., all public companies.  Mr. Perkins is a director of Vital Holdings, Inc., a public company.

Directors’ Fees

             Directors’ Fees.  The Company pays non-employee directors $10,000 per year.  All out-of-pocket expenses incurred on behalf of the Company are reimbursed.

             Options.  Each non-employee Director also participates in the Director Stock Option Plan (the “Director Plan”).  The Board administers the Director Plan.  Pursuant to the terms of the Director Plan, upon election to the Board, each non-employee director is automatically granted a non-statutory option to purchase 3,334 shares of Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.  Such options vest in one-third increments beginning on the first anniversary of the date of grant and on each of the next two anniversaries of such date.  On April 14, 2000, pursuant to the Company’s 1997 Stock Option and Compensation Plan as Amended and Restated as of June 11, 1999, the Board granted each of its non-employee directors a non-statutory stock option to acquire 3,334 shares of Common Stock at an exercise price of $2.64 per share, the closing sale price of the Company’s Common Stock on the date of grant.  Each of these options have a term of 10 years from the date of grant and vest in one-third increments beginning on the first anniversary of the date of grant and on each of the next two anniversaries of such date.   See “Change in Control Arrangements.”

             Consulting Services.  In fiscal 2000, the Company paid Martin A. Mayer $25,000 plus expenses for consultation and strategic planning services Mr. Mayer rendered to the Company in connection with senior management strategic planning meetings.

Compensation Committee Interlocks and Insider Participation

             Compensation Committee Interlocks and Insider Participation.  The following members of our Board of Directors were members of the Compensation Committee for fiscal 2000:  Yale T. Dolginow, Marvin W. Goldstein, Jeffrey S. Halpern, Martin A. Mayer and Richard W. Perkins.  Mr. Dolginow served in fiscal 2000 as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company.  No executive officer of ours serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

PROPOSAL TO AMEND THE 1997 STOCK OPTION AND COMPENSATION PLAN
(Proposal No. 2)

Amendments

             To approve two (2) amendments to the Paper Warehouse, Inc. 1997 Stock Option and Compensation Plan (the “1997 Plan”), to (1) increase the number of shares of Common Stock reserved for issuance under the 1997 Option Plan to 666,667 shares and (2) allow grants of incentive stock options to participants who own more than 10% of the Company’s Common Stock.

Board of Directors Recommendation

             The Board of Directors recommends that the shareholders vote FOR the two amendments to the 1997 Plan.  The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval of each of the amendments to the 1997 Plan.  Unless a contrary choice is specified on the proxy card, proxies solicited by the Board of Directors will be voted FOR approval of each of the amendments to the 1997 Plan.

Introduction

             On January 13, 1997, the Board of Directors (the “Board”) and the shareholders of the Company approved the 1997 Plan.  The 1997 Plan was Amended and Restated as of June 11, 1999.  The purpose of the 1997 Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees.  The maximum number of shares initially reserved for issuance under the 1997 Plan was 175,000 shares of Common Stock, which was increased to 341,667 shares of Common Stock on June 11, 1999 at the annual meeting of shareholders.  As of the date of this Proxy Statement, options to purchase 259,400 shares have been granted under the 1997 Plan, all of which remain unexercised.

             On March 19, 2001, the Board approved, subject to shareholder approval at the Annual Meeting, an amendment to the 1997 Plan to increase the number of shares reserved for issuance under the 1997 Plan to 666,667 shares.  On April 19, 2001, the Board approved a second amendment to the 1997 Plan, subject to shareholder approval at the Annual Meeting, to allow grants of incentive stock options to participants who, at the time of such option grant, own stock in excess of more than 10% of the total combined voting power of all classes of stock; provided, however, that the exercise price of such option is 110% of the fair market value on the date of the grant and that the option may not be exercisable after five years from its date of grant.  The Board believes that it is in the best interests of the Company for the shareholders to approve these amendments to the 1997 Plan at the Annual Meeting because these amendments would support the Company's efforts to attract and retain highly qualified employees and directors, and would provide the Board with the ability to grant incentive stock options to our officers and directors who may own more than 10% of the Company‘s Common Stock as is permitted by the Internal Revenue Code of 1986 (the “Code”).

             The major features of the 1997 Plan, as proposed to be amended, are summarized below, but are qualified in their entirety by reference to the full text of the 1997 Plan.

Proposed Amendments

             The first amendment the shareholders will be asked to consider and approve at the Annual Meeting is an amendment to increase the number of shares reserved for issuance under the 1997 Plan from 341,667 to 666,667.  The increase in the number of shares reserved for issuance under the 1997 Plan is necessary to permit the Company to continue to be able to grant stock options to its eligible participants, and for the benefit of new participants.  If the shareholders approve this amendment, 407,267  shares of Common Stock will be available for future grants (in addition to any other shares which are contributed to the 1997 Plan from unexercised stock options and forfeited or terminated incentive awards) and the Company will be in a position to provide appropriate incentive awards to eligible participants.  The Company anticipates that it will issue additional options in the future to eligible participants to the extent that a sufficient number of shares are reserved for issuance under the 1997 Plan.

             The second amendment the shareholders will be asked to consider and approve at the Annual Meeting is an amendment to allow grants of incentive stock options to eligible participants who own more than 10% of the Company’s Common Stock in the class of participants allowed to receive incentive stock option.  Currently, the 1997 Plan does not allow such participants to receive incentive stock options.  The Code, however, does permit such participants to receive incentive stock options, but only if the exercise price of such options are 110% of the fair market value on the date of grant and the options are not allowed to be exercised after five years from the date of grant.  This amendment to the 1997 Plan would align the 1997 Plan and the Code and allow the board more flexibility to issue incentive stock options in a manner consistent with other public companies.  The Board believes it is in the best interests of the Company to amend the 1997 Plan to allow participants who own more than 10% of the Company’s Common Stock the right to receive incentive stock options with more restrictive terms than other participants and to provide a tax benefit to such participants, which is allowed by the Code.

             As of the date of this Proxy Statement, approximately 55 persons are eligible to participate in the 1997 Plan.  As of the date of this Proxy Statement, the Compensation Committee has not approved any awards under the 1997 Plan that will be automatically granted under the 1997 Plan upon approval by the shareholders of the foregoing amendment to the 1997 Plan.

Proposed Resolutions

             Resolutions in substantially the following form will be submitted to the shareholders at the Annual Meeting:

RESOLVED, That Section 5.1 of the 1997 Plan is amended in its entirety to read as follows:

“Subject to adjustment as provided in Section 11.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 666,667 shares of Common Stock.”

RESOLVED, That Section 6.5(f) of the 1997 Plan is amended in its entirety to read as follows:

“No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422A of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation, or of its parent or subsidiary corporation, unless such Incentive Stock Option is granted with a per share price to be paid by the participant upon exercise of such option of not less than 110% of the Fair Market Value of one share of Common Stock on the date of grant and such option is not exercisable after five years from its date of grant.”

Summary of the 1997 Plan, As Amended

             General.  The 1997 Plan provides for awards to “eligible participants” of:  (i) options to purchase shares of Common Stock that qualify as “incentive stock options” (“Incentive Options”), within the meaning of Section 422 of the Code; (ii) options to purchase shares of Common Stock that do not qualify as Incentive Options (“Non-Statutory Options,” together with Incentive Options are referred to as “Options”); (iii) rights to receive a payment in the form of shares of Common Stock, cash or a combination of both, equal to the difference between (A) the market value of one or more shares of Common Stock and (B)(1), in the case of an award relating to an Option, the exercise price of such Option or (2) in the case of an award granted alone, without reference to an Option, an amount determined by the Compensation Committee of the Board (“Stock Appreciation Rights”), (iv) awards of shares of Common Stock that are subject to certain forfeiture and transferability restrictions that lapse after certain conditions are met (“Restricted Stock Awards”), (v) awards of shares of Common Stock without payment or restriction (“Stock Awards”); (vi) rights to receive a payment in the form of shares of Common Stock or cash upon the achievement of established performance goals (“Performance Shares”), and (vii) awards of cash as additional compensation for services (“Cash Bonuses”).  Options, Stock Appreciation Rights, Restricted Stock Awards, Stock Bonuses, Performance Shares and Cash Bonuses are collectively referred to as “Incentive Awards.”

             Eligible Participants.  All employees of the Company or any subsidiary, officers, non-employee directors, consultants and independent contractors are eligible to receive Incentive Awards under the 1997 Plan when designated by the Compensation Committee (collectively, the “Participants”).  Incentive Awards may be granted to employees, individually, or by groups or categories, as the Compensation Committee deems appropriate.  Participants may be granted from time to time one or more Incentive Awards as may be determined by the Compensation Committee in its sole discretion.  Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Compensation Committee, which date will be the date of any related agreement with the Participant.  Except in the case of Stock Awards or Cash Bonuses, each Participant in the 1997 Plan is required to enter into an agreement with the Company, in such form as the Compensation Committee determines, consistent with the provisions of the 1997 Plan, that specifies the terms, conditions, rights and duties relating to the Incentive Award (the “Award Agreement”).  Nothing in the 1997 Plan or in any Award Agreement will interfere with or limit in any way the right of the Company or any subsidiary to terminate the employment or service of any Participant at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any subsidiary.

             Administration.  The 1997 Plan is administered by the Compensation Committee (the “Committee”) of the Board.  The Committee consists of two or more members of the Board, two members who must be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.  According to the 1997 Plan, the Committee has the complete authority to grant Incentive Awards under the 1997 Plan, to interpret the 1997 Plan and to make any other determination which it believes necessary and advisable for the proper administration of the 1997 Plan, including, without limitation, (i) the recipients to be granted Incentive Awards under the 1997 Plan; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares subject to each Incentive Award, the exercise price and the manner in which Incentive Awards will be exercisable); (iii) the time or times when Incentive Awards will be granted; (iv) the term and vesting schedule of each Incentive Award; and (v) the restrictions and other conditions to which the Incentive Awards may be subject.  Also, the Committee may determine to cancel, and agree to the cancellation of, Options in order to grant an Option at a lower exercise price.  The Committee’s decisions and matters relating to the 1997 Plan will be final and conclusive on the Company and the Participants.

             Stock Subject to the 1997 Plan.  The maximum number of shares reserved for issuance under the 1997 Plan is 666,667 shares of Common Stock.  Shares of Common Stock that are issued under the 1997 Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for use under the 1997 Plan.  In the event that an Option or Stock Appreciation Right granted under the 1997 Plan expires or is terminated or canceled unexercised as to any shares of Common Stock, such shares may again be issued under the 1997 Plan.  In the event that shares of Common Stock are issued as Restricted Stock Awards or pursuant to a Stock Award and thereafter are forfeited or reacquired by the Company, such forfeited and reacquired shares may again be issued under the 1997 Plan.  To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of a Stock Appreciation Right, the Company will be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related Option.  The number and type of shares of Common Stock reserved under the 1997 Plan and subject to outstanding Incentive Awards and the exercise price of outstanding Incentive Awards and the performance objective of any Incentive Award will be adjusted for any change in the Common Stock, or in the number of shares of Common Stock outstanding, as a result of any reorganization, merger, consolidation, recapitalization, stock dividend, stock split, combination of shares, or any other change in the Common Stock of the Company.

             Options.  An Option granted under the 1997 Plan provides a Participant with the opportunity to purchase shares of Common Stock in the amount and at the predetermined price specified in the Participant’s Award Agreement; provided, however, that the per share exercise price of an Incentive Option may not be less than the fair market value of one share of Common Stock on the date the Incentive Option is granted (110% of the Fair Market Value if, at the time an Incentive Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).  A Participant will not have any rights of a shareholder with respect to any shares subject to an Option until the Participant has exercised the Option, paid the exercise price and become the holder of record of such shares.

             The aggregate fair market value of shares of Common Stock with respect to which Incentive Options become exercisable for the first time during any calendar year may not exceed $100,000 for any Participant granted Incentive Options under the 1997 Plan (and under all “incentive stock option” plans, within the meaning of Section 422 of the Code, of the Company or its subsidiaries).  Any Incentive Options in excess of this amount will be treated as Non-Statutory Options.  See “Certain Federal Income Tax Consequences — Incentive Options.”  Notwithstanding any other provisions of the 1997 Plan to the contrary, no Participant in the 1997 Plan may be granted an Incentive Stock Option during any calendar year in which the aggregate fair market value of the shares of Common Stock exceeds $100,000 (subject to adjustment as provided below).  Any Incentive Options in excess of this amount will be treated as Non-Statutory Options.

             No Option may be exercisable prior to twelve months from its date of grant.  In addition, the term of an Incentive Option may not exceed 10 years and must be granted prior to January 13, 2007 (five years from its date of grant if, at the time the Incentive Option is granted, the participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any part or subsidiary corporation of the Company).  The term of each Non-Statutory Option cannot exceed ten years and one day from the date of grant.  No Incentive Option shall be granted to any Participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, unless such Incentive Option has an exercise price of not less than 110% of the Fair Market Value of one share of Common Stock on the date of grant and such Incentive Option is not exercisable after five years from its date of grant.  An Option will terminate if a Participant’s employment or service to the Company is terminated, except as described below under the heading “Effect of Termination of Service.”

             An Option may be exercised by a Participant in whole or in part from time to time, by delivery to the Company of a written notice of exercise specifying the number of shares of Common Stock to be purchased along with the total exercise price for the shares being purchased.  The purchase price of each share of Common Stock purchased upon the exercise of an Option must be paid in United States dollars and may be paid by cash, uncertified or certified check, bank draft or delivery of shares of Common Stock (either previously owned by the Participant or to be acquired upon Option exercise) (“Previously Acquired Shares”).

             Stock Appreciation Rights.  The terms of a Stock Appreciation Right award shall be determined by the Committee, subject to certain requirements contained in the 1997 Plan.  A Stock Appreciation Right may be granted (a) with respect to any Option granted under the 1997 Plan, either concurrently or after the grant of such Option; or (b) alone, without reference to any related Option.  The Committee will determine the number of shares of Common Stock related to the Stock Appreciation Right; provided however, in the case of a Stock Appreciation Right granted with respect to an Option, the number of shares of Common Stock to which the Stock Appreciation Right pertains will be reduced in the same proportion that the holder of the Option exercises the related Option.

             A Stock Appreciation Right will not be exercisable within twelve months of its date of grant, and will expire at the time fixed in the applicable Award Agreement, which shall not be more than 10 years and one day after the date of grant.  Subject to acceleration by the Committee, in its sole discretion, each Stock Appreciation Right will be exercisable at such time or times, to such extent and upon such conditions as the Option, if any, to which it relates is exercisable.

             The Stock Appreciation Right may be exercised, in whole or part, by giving written notice to the Company, specifying the number of Stock Appreciation Rights that the holder wishes to exercise. Upon receipt of such written notice, the Company will, within 90 days, deliver to the exercising holder, certificates for the shares of Common Stock or cash or both, as determined by the Committee in its sole discretion.  Subject to the Committee’s right to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock issuable upon the exercise of a Stock Appreciation Right will be determined by dividing:  (i)(A) the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by (B)(1) in the case of a Stock Appreciation Right related to an Option, the purchase price of the shares of Common Stock under the Option or (2) in the case of a Stock Appreciation Right granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant; by (ii) the fair market value of a share of Common Stock on the date of exercise.

             Restricted Stock Awards.  A Restricted Stock Award consists of shares of Common Stock which are sold or transferred by the Company to a Participant at a price determined by the Committee (such price to be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the Participant.  The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate, including, without limitation, (a) that the Participant forfeit, or, in the case of shares sold to a Participant, resell back to the Company at the Participant’s cost, all or a part of such shares in the event of termination of the Participant’s employment during any period in which such shares are subject to restrictions or (b) that the Participant is prohibited from selling, transferring, pledging or otherwise encumbering the shares, such prohibition to lapse at such time or times as the Committee determines.  The Participant receiving Restricted Stock will enter into an Award Agreement with the Company setting forth the conditions of the grant.  Shares of the Restricted Stock will be registered in the name of the Participant and deposited, with a stock power endorsed in blank, with the Company.

             Other than the forfeiture and transferability restrictions, a Participant will, upon the grant of the Restricted Stock Award, have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to the Participant as a Restricted Stock Award as if such Participant were a holder of record of unrestricted Common Stock.  Dividends paid in cash or property, other than Common Stock, with respect to shares of Restricted Stock will be paid to the Participant currently.

             Stock Awards.  A Stock Award consists of the transfer by the Company to a Participant of shares of Common Stock, without other payment, as additional compensation for services to the Company. Stock Awards may be granted, from time to time, in the Committee’s sole discretion.  The Committee will determine the amount and the price of any Stock Awards granted under the 1997 Plan.

             Performance Units.  A Performance Unit consists of an award, which will be paid in shares of Common Stock or cash, upon the achievement of established performance objectives for the Company or one of its operating units to be achieved by the end of a specified period.  The number of Performance Units granted will be determined by the Committee and may be subject to such terms and conditions as the Committee determines.  If the performance objectives are achieved, the Participant will be paid in shares of Common Stock or cash.  If such objectives are not met, the grant of Performance Units may provide, in the Committee’s discretion, for lesser payments in accordance with formulas established in the Award Agreement.

             If the Participant’s employment with the Company is terminated for any reason other than normal retirement, death or disability, prior to the achievement of the stated performance objectives, all the Performance Units will expire and terminate unless otherwise determined by the Committee, in its sole discretion.  In the event of termination of employment by reason of death, disability, or normal retirement, the Committee, in its sole discretion may determine what portions, if any, of the Performance Units should be paid to the Participant.

             The grant of a Performance Unit does not create any rights as a shareholder of the Company, until the payment of shares of Common Stock with respect to such an award.  No adjustment will be made in the Performance Units granted on account of cash dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established.

             Cash Bonuses.  Cash Bonuses are awards of cash to Participants as additional compensation for services to the Company.  The payment of Cash Bonuses will normally depend on achievement of performance objectives by the Company or by individuals.  A Participant may be granted one or more Cash Bonuses and such Cash Bonuses will be subject to such terms and conditions, consistent with other provisions of the 1997 Plan, as may be determined by the Committee in its sole discretion.

             Amendment; Termination.  The Board may suspend, terminate or amend the 1997 Plan at any time in such respects as the Board may deem advisable or to be in the best interest of the Company.  No amendment or modification of the 1997 Plan, however, will be effective without approval of the shareholders of the Company, if shareholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of the National Association of Securities Dealers, Inc. or any stock exchange or Nasdaq or similar regulatory body.  Furthermore, subject to certain rights of the Company, no termination, suspension or amendment of the 1997 Plan may adversely affect any outstanding Incentive Award without consent of the affected Participant.  Unless terminated earlier by the Board, the 1997 Plan will terminate at midnight on November 24, 2007, and no Incentive Awards will be granted after such termination.  Incentive Awards outstanding upon termination of the 1997 Plan may continue to be exercised in accordance with their terms.

             Effect of Termination of Service.  If a Participant ceases to be employed by or render services to the Company and its subsidiaries (“Termination of Service”) for any reason, including death, any Incentive Award may be exercised or shall expire at such times as is determined by the Committee.

             Effect of Change of Control Under the 1997 Plan.  If a “change in control” (as defined below) of the Company occurs, then, unless otherwise determined by the Board of Directors and a majority of the “continuing directors” (“continuing directors” are (a) directors who were in office prior to (1) the occurrence of or public announcement of a “change in control” or (2) any person publicly announcing an intention to acquire 20% or more of any equity security of the Company, (b) directors in office for a period of more than two years, and (c) directors nominated and approved by the “continuing directors”), (i) the restrictions on all shares of Restricted Stock Awards lapse immediately, (ii) all outstanding Options and Stock Appreciation Rights will become exercisable immediately, and (iii) all Performance Shares shall be deemed to be met and payment made immediately.  For purposes of the 1997 Plan, a “change in control” occurs when (i) any person or group becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the Board are replaced within the period of less than two years by directors not nominated and approved by the Board; or (iii) the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation).

Certain Federal Income Tax Consequences

             The discussion below is a summary of the federal income tax consequences that may result in connection with participation under the 1997 Plan.  This discussion does not address foreign, state or local income tax consequences.  Because federal income tax consequences depend upon regulations under the Code, an individual’s tax status and an individual’s status as an “insider” (for purposes of Section 16 of the Exchange Act), individual participants should consult their personal tax advisors.

             Incentive Options.  As a general rule, there will be no federal income tax consequences to either the Participant or the Company as a result of the grant or exercise of an Incentive Option.  For certain exceptions to the general rule, see the discussions below of the alternative minimum tax and “Excise Tax on Parachute Payments.”  When a Participant disposes of the stock acquired upon exercise of an Incentive Option, the federal income tax consequences will depend on how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after exercise of the Incentive Option, the Participant will only recognize a capital gain (or loss).  The amount of the capital gain (or loss) will be equal to the difference between (i) the amount realized on disposition of the shares and (ii) the exercise price at which the optionee acquired the shares.  Whether the gain or loss constitutes long or short-term capital gain or loss will depend upon the length of time the Participant held the stock prior to its disposition.  Participants should consult their tax advisors to determine whether any specific gain or loss constitutes long or short-term capital gain or loss.  The Company is not entitled to any compensation expense deduction under these circumstances.

             If the Participant does not satisfy the special Incentive Option holding period requirements, the Participant will generally be required to report as ordinary income, in the year in which the Participant disposes of the shares (a “disqualifying disposition”), the amount by which the lesser of (i) the fair market value of the acquired shares at the time of exercise of the Incentive Option or (ii) the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the exercise price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant, provided that the Company complies with the applicable income tax withholding provisions.  The remainder of the gain, if any, recognized on the disposition, or any loss recognized on the disposition, will be treated as capital gain or loss to the Participant.  Whether the gain or loss constitutes long or short-term capital gain or loss will depend upon the length of time the Participant held the stock prior to its disposition.  Participants should consult their tax advisors to determine whether any specific gain or loss constitutes long or short-term capital gain or loss.

             If the Participant elects (and is permitted) to use Previously Acquired Shares to exercise an Incentive Option, no gain or loss attributable to the shares exchanged by the Participant will be recognized for tax purposes. However, if the Participant pays the option exercise price with shares that were originally acquired pursuant to the exercise of an Incentive Option before the expiration of the special Incentive Option holding periods discussed above, the use of those shares to exercise an Option will be treated as a modified form of disqualifying disposition of the shares, subject to the ordinary income (but not capital gain) tax consequences discussed above for disqualifying dispositions. The basis of the shares tendered to the Company upon exercise of the Option, plus any disqualifying disposition income recognized on the exercise, will be attributed to and become the basis of an equal number of shares received in the exchange.  The basis of any additional shares received will be zero.  The additional Incentive Option shares received in the exchange will have new capital gain and special Incentive Option holding periods.  The capital gain holding period of the shares received in exchange for the tendered shares will carry over.

             As mentioned above, the exercise of an Incentive Option is generally not a taxable event for the Participant.  The exercise of an Incentive Option may, however, affect a Participant’s liability under the federal alternative minimum tax.  The alternative minimum tax is computed by adding specific preference items and making special modifications to a Participant’s adjusted gross income. One such modification is to treat Incentive Options effectively as though they were Non-Statutory Options (i.e., include in the Participant’s alternative minimum taxable income on the date of exercise the difference between the then fair market value of the shares and the amount paid for the shares).  The alternative minimum tax is payable to the extent that it exceeds the Participant’s regular tax for the year.  The amount of the Participant’s alternative minimum tax liability attributable to the Incentive Option modification may, however, be available as a credit against a portion of the Participant’s regular tax liability in future years.  The Company recommends that Participants holding Incentive Options consult their personal tax advisors to determine the applicability and effect of the alternative minimum tax.

             Non-Statutory Options.  There will generally be no federal income tax consequences to either the Company or the Participant as a result of the grant of a Non-Statutory Option. Upon exercise of a Non-Statutory Option, the Participant will generally recognize ordinary income in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the amount paid for the shares.  Amounts taxable to the Participant as ordinary income are deductible in the same year by the Company, provided that the Company complies with the applicable income tax withholding provisions. When a Participant disposes of shares acquired by the exercise of a Non-Statutory Option, the difference between the amount received and the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain or loss depending on the length of time the shares were held. Participants should consult their tax advisors to determine whether any specific gain (or loss) constitutes long or short-term capital gain (or loss).  For purposes of determining the holding period for the shares, the shares are treated as acquired on the date of exercise.  For exceptions to these general rules, see the discussion below under “Excise Tax on Parachute Payments.”

             A Participant may, at the discretion of the Committee, be permitted to pay the Non-Statutory Option price or a portion thereof by transferring to the Company shares of Common Stock previously acquired by the Participant.  Except as discussed under “Incentive Options,” the exchange of Previously Acquired Shares by the Participant for shares received as a result of the exercise of a Non-Statutory Option will not result in the recognition of any gain or loss with respect to the Previously Acquired Shares transferred to the Company in exercising the Option.  The transfer of Previously Acquired Shares will not reduce the amount of ordinary income otherwise required to be reported upon such exercise as described above.  The basis of the shares tendered to the Company upon exercise of the Non-Statutory Option will be attributed to and become the basis of an equal number of shares received in the exchange.  The basis of any additional shares received by the Participant in the exchange will be equal to the amount recognized as compensation income plus the amount of any cash paid on the exchange.  The capital gain holding period of the tendered shares will carry over and the additional shares received in the exchange will have a new capital gain holding period.

             Stock Appreciation Rights.  A Participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of grant.  Upon exercise of a Stock Appreciation Right, the Participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the Participant.  The Company will receive a corresponding tax deduction for any amounts includable by the Participant as ordinary income.

             Stock Awards and Restricted Stock Awards.  With respect to shares issued pursuant to a Stock Award or a Restricted Stock Award that are not subject to risk of forfeiture, a Participant will include as ordinary income in the year of transfer an amount equal to the fair market value of the shares received on the date of transfer less any amount paid for such shares.  With respect to shares that are subject to a risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within 30 days after the transfer to include as ordinary income in the year of transfer an amount equal to the fair market value of the shares received on the date of transfer (determined as if the shares were not subject to any risk of forfeiture) less any amount paid for such shares.  If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse.  The Company will receive a corresponding tax deduction for any amounts includable by the Participant as ordinary income.

             A Participant who does not make a Section 83(b) election within 30 days of the transfer of the shares included in the Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of restrictions less any amount paid for such shares.  The Company will receive a corresponding tax deduction for any amounts includable by the Participant as ordinary income.

             Performance Units.  A Participant who receives a Performance Unit will not recognize any taxable income at the time of grant.  Upon settlement of the Performance Unit, the Participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the Participant.  The Company will receive a corresponding tax deduction for any amounts includable by the Participant as ordinary income.

             Cash Bonuses.  A Participant will include, as ordinary income in the year of receipt, the amount of Cash Bonuses received.  The Company will receive a corresponding tax deduction for any amounts includable by the Participant as ordinary income.

             Excise Tax on Parachute Payments.  The Code imposes a 20% excise tax on the recipient of “excess parachute payments,” as defined in the Code, and denies tax deductibility to the Company for such excess parachute payments.  Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders or highly compensated employees, which payments are contingent upon a change in control of a company.  Acceleration of the vesting of Incentive Awards upon a change in control of the Company may constitute parachute payments, in certain cases, “excess parachute payments.”

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

             The Board of Directors met, or took action by written consent, nine times during fiscal 2000.  All of the directors attended at least 75% of the aggregate number of meetings of the Board and all such committees on which they served during fiscal 2000.

             The Board has established and maintains an Audit Committee and a Compensation Committee.  The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to accounting, auditing, operating and reporting practices of the Company, and reviews the annual financial statements of the Company, the selection and work of the Company’s independent auditors and the adequacy of internal controls for compliance with corporate policies and directives.  The Audit Committee consists of Messrs. Cobb, Goldstein and Mayer, and met twice during fiscal 2000.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is attached to this Proxy Statement as Appendix A.  Each member of the Audit Committee is independent as defined under the National Association of Securities Dealers’ listing standards.

             The Compensation Committee makes recommendations to the Board concerning the compensation of the Company’s directors, executive officers and key managers, and acts on such other matters relating to their compensation, as it deems appropriate.  In addition, the Compensation Committee administers the Company’s 1997 Plan, and thus it has the right to determine who is eligible to receive awards and the terms of such awards.  The Compensation Committee consisted of Messrs. Dolginow, Goldstein, Halpern, Mayer and Perkins in fiscal 2000, and met, or took written action, twice during fiscal 2000.

AUDIT COMMITTEE REPORT

             The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended February 2, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

             The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the audit process, the financial information which will be provided to shareholders and others and the systems of internal controls which management has established.  During fiscal 2000, the Audit Committee was comprised of three outside directors, each of whom is independent of the management of the Company.  All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has accounting or related financial management expertise.

             Following the end of the 2000 fiscal year, the Audit Committee analyzed and discussed the audited financial statements with management.  The Audit Committee also discussed with Grant Thornton LLP, the independent auditors of the Company, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Statement on Auditing Standards No. 90.  The Audit Committee also received the written disclosures and a letter from Grant Thornton LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP the independent accountants' independence.

             Based upon the analysis and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 2, 2001.

Submitted by:
Arthur H. Cobb, Chairman
Marvin W. Goldstein
Martin A. Mayer

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

             The Compensation Committee of the Board (the “Compensation Committee”) has generally made decisions on compensation of the Company's executives.  In fiscal 2000, the Compensation Committee consisted of Messrs. Dolginow, Goldstein, Halpern, Mayer, and Perkins.  Messrs. Goldstein, Halpern, Mayer and Perkins are non-employee directors.  Decisions made by the Compensation Committee are reviewed by the full Board.  Pursuant to rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the Company’s executive compensation policies for the fiscal year ended February 2, 2001.

The Compensation Committee’s executive compensation policies are designed to:

•            align the long-term interests of management with those of the Company’s shareholders,

•            provide competitive levels of compensation that integrate pay with the Company’s annual objectives and long-term goals,

•            reward above average corporate performance,

•            recognize individual initiative and achievements, and

•            assist the Company in attracting and retaining qualified executives.

             Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company’s industry.

             There are three elements in the Company’s executive compensation program, all determined by individual and corporate performance: base salary compensation, bonus compensation and long-term incentive compensation.  In determining each component of compensation, the Compensation Committee considers an executive’s total compensation package.  Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experiences required by the individual’s position, comparisons with comparable companies and the performance and potential of the incumbent in the position.

             The Compensation Committee determines compensation by reviewing competitive compensation data and subjectively considering the overall scope of each position and its strategic importance to the Company, evaluating the executive’s performance and length of time since the executive’s last salary adjustment and bonus.  Based on the above criteria, the executive compensation program for fiscal 2000 did not provide for the payment of annual bonuses to Mr. Dolginow or two of the other three most highly compensated executive officers.  The executive officers’ base salary for fiscal year 2000 was kept at the same level as fiscal year 1999 due to the Company’s cost cutting efforts.

             Long-term incentive compensation under the Company’s 1997 Stock Option and Compensation Plan is designed to align the long-term interests of management with those of the Company’s shareholders, integrate compensation with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist in the retention of executives.  The Compensation Committee makes recommendations to the Board regarding the granting of awards under the 1997 Stock Option and Compensation Plan to executives and key personnel.  Awards vest and options become exercisable based upon criteria established by the Company.  During fiscal 2000, the Compensation Committee recommended that additional stock option awards be granted to Ms. Newell, Mr. Anderson and Mr. Durst.

             In March 2000, Yale T. Dolginow, our Chairman and Chief Executive Officer, through Wells Fargo Bank Minnesota, N.A. issued a $1.2 million Standby Letter of Credit in favor of Fleet Retail Finance, Inc. as beneficiary.  This Standby Letter of Credit caused Fleet Retail Finance, Inc., the lender for our revolving line of credit, to provide us with up to a $1.2 million overadvance on our revolving line of credit.  We agreed to indemnify Mr. Dolginow for any liability he may incur in connection with the Standby Letter of Credit.  The Standby Letter of Credit was canceled on October 1, 2000.  In consideration for issuing the Standby Letter of Credit, the Company granted a non-statutory stock option to Mr. Dolginow to purchase 16,667 shares of its Common Stock at an exercise price of $2.91 per share, which was equal to 110% of the market price of our underlying stock as of the date of grant, as adjusted to reflect the one-for-three reverse stock split as approved by our Board of Directors on April 4, 2001.

Compensation Committee Report on Replacement of Certain Options

             In March 2000, in the belief that it was in the best interests of the Company and its shareholders to ensure that the intended incentives for employees and non-employee directors were maintained in accordance with the compensation philosophy of the Compensation Committee, the Compensation Committee cancelled certain outstanding options that had been granted under the 1997 Plan and the Directors Plan and replaced these options with new options that had a lower exercise price.  The new stock options were identical in all respects (e.g., same number of shares, vesting schedules and expiration dates) to the old stock options that were cancelled, except that the exercise price of the new stock options was lower than the exercise price of the old stock options.  These options were replaced to reflect the fact that the market price of the Company’s Common Stock had been negatively impacted by the Company’s financial performance, and therefore the options did not provide the incentive originally intended.  Also, the base compensation of the executive officers’ remained the same in fiscal year 2000 compared to fiscal year 1999.  Accordingly, the Compensation Committee determined that, in light of the reduced market price of the Common Stock and the importance of equity based compensation to the overall compensation philosophy of the Compensation Committee, it was appropriate to replace these options to provide the continuing incentives intended under the 1997 Plan to the affected employees and non-employee directors.  These replacement options were granted on March 6, 2000, with an exercise price greater than the market price on that date.

             Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of certain compensation paid to the Chief Executive Officer and each of the executive officers named in the Summary Compensation Table below of a publicly-held corporation to $1,000,000.  In fiscal 2000, the Company did not pay “compensation” within the meaning of Section 162(m) to such named executive officers in excess of $1,000,000, and does not believe it will do so in the foreseeable future.  The Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1,000,000.

Submitted by:
Yale T. Dolginow, Chairman
Marvin W. Goldstein
Jeffrey S. Halpern
Martin A. Mayer
Richard W. Perkins

PRINCIPAL SHAREHOLDERS AND BENEFICIAL
OWNERSHIP OF MANAGEMENT

             The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 15, 2001, unless otherwise noted, by (a) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Stock; (b) each director and nominee for election to the Board; (c) each executive officer named in the Summary Compensation Table below; and (d) all executive officers and directors of the Company as a group.  The address for all executive officers and directors of the Company is 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426.

             The shares of Common Stock reflect the application of our one-for-three reverse stock split as approved by our board of directors on April 4, 2001, applied retroactively as if the reverse stock split had occurred on November 24, 1997.

Principal Shareholders and
Beneficial Ownership Of Management

	Shares Of Common Stock Beneficially Owned (1)
Name	Amount		Percent of Class (2)

Yale T. Dolginow	850,708 (3)		45.1%

Arthur H. Cobb	9,609 (4)		*

Diane C. Dolginow	0 (5)		*

Marvin W. Goldstein	13,502 (4)		*

Jeffrey S. Halpern	9,168 (4)		*

Martin A. Mayer	23,610 (6)		1.2%

Richard W. Perkins	362,798 (7)	(11)	19.3%

Cheryl W. Newell	13,223 (8)		*

Steven R. Anderson	7,923 (9)		*

Steven P. Durst	9,001 (10)		*

Perkins Capital Management, Inc. 730 East Lake Street Wayzata, Minnesota 55391	362,798 (7)	(11)	19.3%

All current directors and executive officers as a group (10 persons)	956,589 (12)		48.6%

_________________________
*Less than 1% of the outstanding shares.

(1)         Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 15, 2001 are treated as outstanding only when determining the amount and percent owned by such person or group.  Unless otherwise noted, individuals or entities possessing sole voting power and investment power with respect to shares of Common Stock hold all of the shares shown.

(2)         Calculated based on 1,882,593 shares of Common Stock outstanding as of March 15, 2001 plus such amount such person may have the right to acquire within 60 days.

(3)         Includes 100,002 shares owned individually by Mr. Dolginow’s three daughters (33,334 shares each), 334 shares held in trust for one of Mr. Dolginow’s daughters, and 5,556 shares of Common Stock exercisable within 60 days.

(4)         Includes options to purchase 9,168 shares of Common Stock exercisable within 60 days.

(5)         Ms. Dolginow does not own any shares directly and disclaims beneficial ownership of all shares owned by her husband, Yale T. Dolginow.

(6)         Includes options to purchase 21,943 shares of Common Stock exercisable within 60 days, of which 12,775 shares represent shares issuable upon exercise of a stock option granted to Mr. Mayer by Mr. Dolginow.

(7)         Mr. Perkins, a director of the Company, is the President of Perkins Capital Management, Inc. one of our principal shareholders.  Except for 19,845 shares, all of the shares indicated as owned by Mr. Perkins are included because of his affiliation with Perkins Capital Management.  Mr. Perkins owns 19,845 shares directly and has dispositive power over 342,953 shares held of record by clients of Perkins Capital Management.  Mr. Perkins disclaims beneficial ownership of all shares owned by clients of Perkins Capital Management.

(8)         Includes options to purchase 12,223 shares of Common Stock exercisable within 60 days.

(9)         Includes options to purchase 7,757 shares of Common Stock exercisable within 60 days.

(10)       Includes options to purchase 9,001 shares of Common Stock exercisable within 60 days.

(11)       Based on a Schedule 13G dated January 22, 2001 and updated for subsequent activity, reporting beneficial ownership of 362,798 shares of Common Stock held by Perkins Capital Management, Inc., as an investment adviser, which are all held of record by clients of Perkins Capital Management, Inc.  Perkins Capital Management, Inc. has sole voting power over 19,845 shares and sole dispositive power over 362,798 shares.

(12)       Includes options to purchase 83,984 shares of Common Stock exercisable within 60 days.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

             The following table provides summary information concerning cash and non-cash compensation for each of the last three fiscal years paid to or earned by the Company’s President and Chief Executive Officer and the three other most highly compensated executive officers of the Company, each of whose total annual salary and bonus exceeded $100,000 in the fiscal year ended February 2, 2001 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long-TermCompensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	SecuritiesUnderlyingOptions (#)	All OtherCompensation ($)(1)

Yale T. Dolginow President and Chief Executive Officer	2000 1999 1998	$285,000 285,000 285,000	--- --- ---	16,667 --- ---	$27,481 27,405 27,405

Cheryl W. Newell Vice President and Chief Financial Officer	2000 1999 1998	$140,000 140,000 125,000	--- --- $15,000	19,668 (2) --- 5,667	$1,400 1,342 481

Steven R. Anderson (3) Vice President and Chief Information Officer	2000 1999 1998	$135,000 135,000 20,700	$10,000 --- ---	15,802 (4) --- 7,468	$1,350 53 ---

Steven P. Durst (5) Vice President of Merchandising	2000 1999 1998	$115,000 114,400 93,500	--- --- $10,000	15,802 (6) --- 3,734	$1,062 1,023 787

(1)         Represents amounts of matching contributions made by the Company to the Named Executive Officers’ respective 401(k) accounts, except for Mr. Dolginow which amounts also includes $25,727 for each year as the value of benefits for Mr. Dolginow, determined as prescribed by the Securities and Exchange Commission for such valuations, under a “split-dollar” life insurance arrangement for fiscal 2000, 1999, and 1998, respectively.

(2)         Includes 11,334 options that were granted in fiscal year 2000 to replace options that were canceled.

(3)         Mr. Anderson has been Vice President and Chief Information Officer of the Company since November 1998.

(4)         Includes 7,468 options that were granted in fiscal year 2000 to replace options that were canceled.

(5)         Mr. Durst has been Vice President of Merchandising since June 1998 and has been with the Company since 1995.

(6)         Includes 7,468 options that were granted in fiscal year 2000 to replace options that were canceled.

Option Grants

             The following table summarizes option grants during the fiscal year ended February 2, 2001 to the Named Executive Officers and the potential realizable value of such options.

Option Grants in Fiscal Year 2000

	Number ofSecuritiesUnderlyingOptions		% ofTotalOptionsGranted toEmployeesin Fiscal	Exerciseor BasePrice	Expiration	Potential Realizable Valueat Assumed Annual Ratesof Stock Price Appreciationfor Option Term (2)
Name	Granted (#)(1)		Year 2000	($/Share)	Date	5%	10%

Yale T. Dolginow	16,667		7.1%	$2.91	4/14/10	$30,501	$77,297

Cheryl W. Newell	8,334 5,667 5,667	(3) (3)	3.5% 2.4% 2.4%	2.64 6.00 6.00	4/14/10 12/7/08 11/24/07	13,837 16,234 13,842	35,065 38,884 32,258

Steven R. Anderson	8,334 3,734 3,734	(3) (3)	3.5% 1.6% 1.6%	2.64 6.00 6.00	4/14/10 12/7/08 11/30/08	13,837 10,697 10,697	35,065 25,621 25,621

Steven P. Durst	8,334 3,734 3,734	(3) (3)	3.5% 1.6% 1.6%	2.64 6.00 6.00	4/14/10 12/7/08 11/24/07	13,837 10,697 9,121	35,065 25,621 21,255

_________________________

(1)         All options set forth in the above table vest in one-third increments beginning on the first anniversary of the date of grant and on each of the next two anniversaries of such date with all options granted becoming fully vested three years from the date of grant.  See “Summary of the 1997 Plan” above for change in control provisions relating to options.

(2)         These amounts represent certain assumed rates of appreciation only.  Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company’s Common Stock, overall market conditions and the executive’s continued involvement with the Company.  The amounts represented in this table will not necessarily be achieved.

(3)         Reflects the replacement of options previously granted to these named executive officers in fiscal years 1997 and 1998.

Option Exercises and Fiscal Year-End Option Values

             The Named Executive Officers did not exercise any options in fiscal 2000.  The following table summarizes the number and value of options held by the Named Executive Officers as of February 2, 2001.

Aggregate Option Exercises in Fiscal Year 2000 And Fiscal 2000 Year-End Option Values

	Number ofUnexercised Options atFebruary 2, 2001(#)		Value of UnexercisedIn-the-Money Optionsat February 2, 2001 ($)(1)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Yale T. Dolginow	---	16,667	$---	$---
Cheryl W. Newell	9,445	10,223	---	---
Steven R. Anderson	4,979	10,823	---	---
Steven P. Durst	6,223	9,579	---	---

_________________________

(1)         All outstanding options on February 2, 2001 have an exercise price greater than $2.25, the closing price of the Company’s common stock on that date.

(2)         The “Value of Unexercised In-the-Money Options” amounts are calculated based on the excess of the market value of the Common Stock at February 2, 2001 over the exercise price.  The exercise price of options may be paid in cash or in shares of the Company’s Common Stock valued at fair market value on the day prior to the date of exercise.

Replacement Options

             The following table sets forth certain additional information regarding all repricings and replacements of options held by any executive officer that have occurred in the last ten years:

Ten-Year Option Repricings/Replacements

Name and Position	Repriced or Replaced Date	Number of Securities Underlying Options Repriced or Replaced (#)	Market Price of Stock at Time of Repricing or Replacement	Exercise Price at Time of Repricing or Replacement	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Replacement
			($)	($)	(1)
Cheryl W. Newell, Vice President and Chief Financial Officer	3/6/00 3/6/00	5,667 5,667	$4.89 4.89	$22.50 8.25	$6.00 6.00	7 years 8 years

Steven R. Anderson, Vice President and Chief Information Officer	3/6/00 3/6/00	3,784 3,734	$4.89 4.89	$6.39 8.25	$6.00 6.00	8 Years 8 Years

Steven P. Durst, Vice President Merchandising	3/6/00 3/6/00	3,734 3,734	$4.89 4.89	$22.50 8.25	$6.00 6.00	7 Years 8 Years

_________________________

(1)         The Board of Directors decided to grant the replacement options at a price slightly greater than the fair market value on the date the replacement options were granted.

Change in Control Arrangements

             Under the Company’s 1997 Plan, if a change in control (as described below) of the Company occurs, then, unless otherwise determined by the Board of Directors and a majority of the “continuing directors” (as defined below), (i) the restrictions on all shares of Restricted Stock Awards lapse immediately, (ii) all outstanding Options and Stock Appreciation Rights will become exercisable immediately, and (iii) all Performance shares shall be deemed to be met and payment made immediately for purposes of the 1997 Plan.  Under the 1997 Plan a “change in control” occurs when (i) any person or group becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors; (ii) a majority of the members of the Board are replaced within the period of less than two years by directors not nominated and approved by the Board; or (iii) the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the company’s assets (including a plan of liquidation).  Under the 1997 Plan “continuing directors” are defined as (a) directors who were in office prior to (1) the occurrence of or public announcement of a “change in control” or (2) any person publicly announcing an intention to acquire 20% or more of any equity security of the Company, (b) directors in office for a period of more than two years, and (c) directors nominated and approved by the “continuing directors”.

STOCK PERFORMANCE GRAPH

             In accordance with the rules of the Securities and Exchange Commission (“SEC”), the following performance graph compares for the period from November 25, 1997 (the date of the Company’s initial public offering) to February 2, 2001, the yearly cumulative total shareholder return on the Company’s Common Stock on Nasdaq with the yearly cumulative total return over the same period on the Nasdaq Stock Market of all domestic issuers traded on the Nasdaq National Market and SmallCap Market (the “Nasdaq Market Index”) and the total return of the Nasdaq Retail Trade Index.  The comparison assumes the investment of $100 on November 25, 1997 in each of the Company’s Common Stock, the Nasdaq Market Index and the Nasdaq Retail Trade Index, and that any dividends paid were reinvested in the same security.  Media General Financial Services prepared the data points and the performance graph.

Company/Index/Market	11/25/97	1/30/98	1/29/99	1/28/00	2/2/01
Paper Warehouse, Inc.	100.00	80.99	28.10	19.01	9.92

NASDAQ Retail Trade Index	100.00	101.63	124.17	101.83	76.36

NASDAQ Market Index	100.00	101.43	158.30	236.79	169.54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

             The Company employs Steven P. Durst as Vice President of Merchandising, a position he has held since June 1998.  Prior to that time, Mr. Durst was the Company’s Vice President of Information Systems since 1997.  From 1995 to 1997, Mr. Durst was the Company’s Director of Information Systems.  Mr. Durst is the son-in-law of Yale T. and Diane C. Dolginow, the President and Chief Executive Officer and Secretary of the Company, respectively.  During fiscal 2000, the Company paid Mr. Durst $116,062 in annual compensation.

             Prior to its initial public offering, the Company was treated as an S-Corporation under the Code for federal and certain state income tax purposes.  As a result, earnings of the Company were taxed directly to its then shareholders, Mr. Dolginow and Mr. Schlosser (the “Private Shareholders”) rather than to the Company.  To provide the Private Shareholders with the funds to pay income taxes on such earnings and as a return on their investment, the Company paid annual distributions to the Private Shareholders.  In connection with the completion of its initial pubic offering, the Company converted from an S-Corporation to a C-Corporation under the Code.

             The Company and the Private Shareholders are parties to an S-Corporation Tax Allocation and Indemnification Agreement (the “Tax Agreement”) relating to their respective income tax liabilities. The Tax Agreement indemnifies the Private Shareholders for any adjustments causing an increase in the Private Shareholders’ federal and state income tax liability (including interest and penalties) related to the Company’s tax years prior to the completion of the Company’s initial public offering, unless such adjustments result in or are related to a corresponding decrease in the Private Shareholders’ federal and state income tax liability with respect to another S-Corporation taxable year.  Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the Private Shareholders with respect to federal and state income taxes (plus interest and penalties) related to shifting from an S-Corporation taxable year to a corporate taxable year following the completion of the Company’s initial public offering.  Since the Private Shareholders have not given any security for their indemnification obligation, the Company’s ability to collect such payments would depend upon the financial condition of the Private Shareholders at the time any such indemnification obligation arose.  The Company is not aware of any tax adjustments that may arise under the Tax Agreement.  The Tax Agreement further provides that to the extent that the accumulated taxable income of the Company prior to its conversion to a C-Corporation was less than the S-Corp Dividend, the Private Shareholders would make a payment equal to such difference to the Company, and if such accumulated taxable income was greater than the aggregate amount of the S-Corp Dividend, the Company would make an additional distribution equal to such difference to the Private Shareholders, in either case, with interest thereon.  Any payment made by the Company to the Private Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

             On February 23, 2000, Yale Dolginow, our Chairman and Chief Executive Officer signed a letter of intent to purchase our corporate office building at fair market value, to be determined by an outside appraisal.  The transaction was contingent upon a satisfactory purchase and lease agreement, was subject to financing and was to be completed by the end of the second quarter of fiscal 2000.  Following receipt of the appraisal, the Board of Directors determined that the proposed transaction was not in the best interest of the shareholders.  Therefore, the proposed transaction was not consummated.

             In March 2000, Yale T. Dolginow, our Chairman and Chief Executive Officer, through Wells Fargo Bank Minnesota, N.A. issued a $1.2 million Standby Letter of Credit in favor of Fleet Retail Finance, Inc. as beneficiary.  The Standby Letter of Credit was canceled on October 1, 2000.  This Standby Letter of Credit caused Fleet Retail Finance, Inc., the lender for our revolving line of credit, to provide us with up to a $1.2 million overadvance on our revolving line of credit.  We agreed to indemnify Mr. Dolginow for any liability he may incur in connection with the Standby Letter of Credit.  The Standby Letter of Credit was canceled on October 1, 2000.

             Mr. Dolginow participated in the Company’s rights offering in October 2000.  He purchased 206,337 shares of Common Stock for an aggregate purchase price of $776,764.  All other directors and executive officers who participated in the rights offering purchased less than $60,000 of the Company’s Common Stock in the rights offering.

             The Company believes that all prior transactions between the Company, its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties.  Any future transactions and loans with officers, directors or 5% beneficial shareholders of the Company’s Common Stock will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent outside members of the Company’s Board of Directors who do not have an interest in the transactions.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

             The Company does not intend to request that the shareholders approve the selection of Grant Thornton LLP, independent certified public accountants, for fiscal 2001.  The Company has requested and expects, however, a representative of Grant Thornton LLP to be present at the Annual Meeting.  Such representative will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

             The following table sets forth the aggregate fees billed to the Company for the fiscal year ended February 2, 2001 by Grant Thornton LLP:

Audit fees	$84,900
Financial information system’s design and implementation fees	0
All other fees	41,800
Total	$126,700

             The amounts shown above include out-of-pocket expenses incurred by Grant Thornton LLP in connection with providing such services.  The amount shown for "Audit fees" includes fees relating to quarterly reviews of unaudited financial statements.  The amount shown for "All other fees" includes fees relating to preparation of tax returns and tax related services, audit of the financial statements of an employee benefit plan and services related to the documents filed by the company with the SEC during the year.  The audit committee of the board of directors has determined that the services included under the caption "All other fees," as provided by Grant Thornton LLP, are compatible with maintaining Grant Thornton LLP's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.  Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based upon a review of the copies of such reports furnished to the Company during the year ended February 2, 2001 and written representations by such persons, none of the directors, officers and beneficial owners of greater than 10% of the Company’s Common Stock failed to file on a timely basis the forms required by Section 16(a) of the Exchange Act, except for (i) three late Form 4 filings, one by each of Mr. Dolginow, Mr. Goldstein and Mr. Perkins, in each case in connection with the reporting of shares purchased by these individuals in our rights offering, and (ii) nine late form 5 filings, one by each of Mr. Dolginow, Mr. Anderson, Mr. Durst, Ms. Newell, Mr. Cobb, Mr. Goldstein, Mr. Halpern, Mr. Mayer and Mr. Perkins, relating to options granted to each of these officers and directors in fiscal year 2000.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

             Shareholder proposals intended to be presented in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company at its principal executive offices on or before January 10, 2002, and must satisfy the requirements of the proxy rules promulgated by the SEC.

          A shareholder who wishes to make a proposal at the next annual meeting of shareholders without including the proposal in the Company’s proxy materials must notify the Company by March 26, 2002.  If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by the Company for the next annual meeting of shareholders will have discretionary authority to vote on the proposal.

OTHER MATTERS

             The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

MISCELLANEOUS

             THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2001 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF APRIL 25, 2001, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT.  SUCH REQUEST SHOULD BE SENT TO:  PAPER WAREHOUSE, INC., 7630 EXCELSIOR BOULEVARD, MINNEAPOLIS, MINNESOTA 55426; ATTN: SHAREHOLDER INFORMATION.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Yale T. Dolginow
Yale T. Dolginow
Chairman of the Board
President and Chief Executive Officer

May 10, 2001
Minneapolis, Minnesota

Appendix A

PAPER WAREHOUSE, INC.
AUDIT COMMITTEE CHARTER

Organization
There shall be a committee of the Board of Directors to be known as the Audit Committee.  The Audit Committee shall be composed of directors who are independent, as defined by the National Association of Securities Dealers, Inc. (NASD) and who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member.

Purpose
The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities relating to the accounting and reporting practices of Paper Warehouse, Inc. (the Corporation).

Responsibilities

It is the responsibility of the Audit Committee to:

•            Serve as an independent party to monitor the Corporation’s financial reporting process and financial information

•            Serve as an independent party to monitor the Corporation’s internal control system

•            Maintain free and open means of communication between the Board of Directors and the financial management of the Corporation as well as the independent accountants.

In meeting its responsibilities, the Audit Committee is expected to:

•            Recommend to the Board of Directors, the independent accountants to be selected to audit the financial statements of the Corporation and its subsidiaries and approve the compensation of the independent accountant.   In addition, the Audit Committee is expected to consider the range and cost of both audit and non-audit services performed by the independent accountants.  The independent accountants are ultimately accountable to the Board of Directors of the Corporation.

•            Ensure that the independent accountants submit a formal written statement regarding relationships and services, which may impact independence, and discuss such matters with the independent accountants, in accordance with Independence Standards Board Standard No. 1.

•            Meet with the independent accountants and financial management of the Corporation to understand the scope of the proposed audit for the current year and the audit procedures to be utilized.

•            Discuss with the independent accountants and the Corporation’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

•            Discuss the audited financial statements with management.

•            Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61.

•            Recommend to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•            Provide sufficient opportunity for the independent accountants to meet with the members of the Audit Committee without members of management present.  Among the items to be discussed in these meetings are the independent accountants’ evaluation of the Corporation’s financial and accounting personnel, and the cooperation that the independent accountants received during the course of the audit.

•            Evaluate accounting and financial human resource issues.

•            Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

•            Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•            Investigate significant matters brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•            Meet at least two times per year.

•            Prepare a report for inclusion in the Corporation’s proxy statement that states the Audit Committee has:

1.          Analyzed and discussed the audited financial statements with management,

2.          Discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61,

3.          Received from the independent accountants disclosures regarding the accountants’ independence required by Independence Standards Board Standard No. 1,

4.          Discussed with the independent accountants the accountants’ independence, and

5.          Recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•            Update the Committee’s charter annually and provide a copy of the charter to management of the Corporation so that it may be included as an appendix to the Corporation’s proxy statement at least once every three years.

Membership
The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors.  All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.  The Board of Directors shall elect the members of the Audit Committee at the annual meeting of the Board of Directors or until their successors shall be duly elected and qualified.  Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

Appendix B

PAPER WAREHOUSE, INC.
2001 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, JUNE 12, 2001

CORPORATE HEADQUARTERS
7630 EXCELSIOR BOULEVARD
MINNEAPOLIS, MINNESOTA   55426

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

             The undersigned hereby appoints YALE T. DOLGINOW and CHERYL W. NEWELL, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Paper Warehouse, Inc. held of record by the undersigned on April 25, 2001, at the Annual Meeting of Shareholders to be held on June 12, 2001, or any adjournment thereof.

1.       ELECTION OF DIRECTORS.
01 Arthur H. Cobb	02 Yale T. Dolginow	03 Diane C. Dolginow
04 Marvin W. Goldstein	05 Jeffrey S. Halpern	06 Martin A. Mayer
07 Richard W. Perkins

☐ For All Except nominee(s) written below.	☐ Against All	☐ Abstain

Instructions: To withhold authority to vote for indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.          PROPOSAL TO AMEND THE 1997 STOCK OPTION AND COMPENSATION PLAN TO (A) INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1997 STOCK OPTION AND COMPENSATION PLAN TO 666,667 SHARES, AND (B) ADD PARTICIPANTS WHO OWN MORE THAN 10% OF THE COMPANY’S COMMON STOCK TO THE CLASS OF PARTICIPANTS ELIGIBLE TO RECEIVE INCENTIVE STOCK OPTIONS.

☐ For	☐ Against	☐ Abstain

3.          IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

             This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR all nominees names in Proposal 1 above and FOR Proposal 2 above.  When joint tenants hold shares, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership or a limited liability company, please sign in partnership or applicable entity name by an authorized person.

Dated: ______________________________________________ , 2001
______________________________________________________________
Signature
______________________________________________________________
Signature, if held jointly

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.